Exhibit 99.1

AT THE COMPANY	ON THE WEB
Jeff Frericks	www.forestcity.net
Vice President – Capital Markets
216-621-6060

Jeff Linton
Senior Vice President – Corporate Communication
216-621-6060

FOR IMMEDIATE RELEASE

Forest City Reports Results for 11 Months Ended December 31, 2013

•	"Year of transformation:"

◦	total debt reduced by $1.1 billion

◦	strategic partnership formed with QIC for eight regional malls

◦	definitive agreement signed with Greenland Group for Atlantic Yards

◦	residential development activated through ASRS fund

◦	10 dispositions generated approximately $250 million total cash proceeds

•	Company completes transition to calendar-year reporting

•	2013 non-cash impairments of $339.8 million (pre-tax, at pro-rata) at Atlantic Yards and Las Vegas land

CLEVELAND, Ohio - February 27, 2014 - Forest City Enterprises, Inc. (NYSE: FCEA and FCEB) today announced FFO, Operating FFO, net earnings/loss and revenues for the 11-month period ended December 31, 2013, as the company completed its previously announced transition to calendar-year reporting.

FFO
Total FFO for the 11 months ended December 31, 2013 was $22.3 million, or $0.11 per share. Total FFO for the company's full, 12-month 2012 fiscal year was $267.4 million, or $1.27 per share. Per-share amounts are on a fully diluted basis.

Positive factors impacting FFO results for the 11 months ended December 31, 2013, compared with the year ended January 31, 2013, included increased FFO from new property openings of $11.7 million, and increased FFO from the mature portfolio of $8.7 million. Major offsets to these positive factors were pre-tax, non-cash impairments of non-depreciable real estate of $339.8 million ($208.0 million net of tax), including impairments at Atlantic Yards in Brooklyn of $242.4 million ($148.4 million net of tax), and Las Vegas land of $97.4 million ($59.6 million net of tax). Other negative impacts to FFO for the 11 months, compared with fiscal year 2012, included reduced capitalized interest of $41.0 million as the company has reduced its development and construction pipeline, lower FFO from properties sold or joint ventured of $28.9 million, reduced FFO of $12.3 million related to a vacancy at One Pierrepont Plaza in Brooklyn, and lower FFO from military housing of $8.1 million.

FFO and FFO per share are non-GAAP measures commonly used by publicly traded real estate companies. Included with this press release is a table reconciling net earnings (loss), the most comparable GAAP measure, to FFO.

Operating FFO
Operating FFO for the 11 months ended December 31, 2013, was $163.4 million. Operating FFO for the full, 12-month 2012 fiscal year was $223.6 million. With the exception of the non-cash impairments referenced above, many of the same factors that impacted FFO for the 11 months also impacted Operating FFO. Those factors are illustrated in a bridge diagram included in the company's Yearend 2013 supplemental package furnished to the Securities and Exchange Commission (SEC) and available on the company's website, www.forestcity.net.

Operating FFO is a non-GAAP measure derived from FFO. The company believes Operating FFO provides investors with additional information about its core operations. Included with this press release is a table reconciling Operating FFO to FFO.

Net Earnings/Loss
For the 11 months ended December 31, 2013, the net loss attributable to Forest City Enterprises, Inc., was $5.3 million. For the full 12-month 2012 fiscal year, the company had net earnings of $36.4 million.

For the 11 months ended December 31, 2013, the net loss attributable to common shareholders was $5.5 million, or $0.03 per share. For the full 12-month 2012 fiscal year, the company had net earnings of $4.3 million, or $0.01 per share. Per-share amounts are on a fully diluted basis.

Additional explanations of factors impacting FFO, Operating FFO and net earnings/loss for the 11 months ended December 31, 2013, are included in the company's 2013 Form 10-KT, filed with the SEC, and Yearend 2013 supplemental package furnished to the SEC and available on the company's website, www.forestcity.net.

Revenues
Consolidated revenues from real estate operations for the 11 months ended December 31, 2013, were $1.0 billion. Revenues for the company's full, 12-month 2012 fiscal year were $1.1 billion.

Commentary
“2013 was a transformational year for Forest City in many ways," said David J. LaRue, Forest City president and chief executive officer. “The continued execution of our key strategies is strengthening our balance sheet and reducing risk, improving the overall quality of our mature portfolio, focusing future development in the strongest markets, and ensuring that we strive for efficient, best-in-class operations. These actions are positioning the company for future growth and value creation.

"While we are pleased with this strategic progress, our FFO results for the 11 months were clearly disappointing. Underperformance of the Barclays Center arena and our Westchester's Ridge Hill regional mall contributed to the shortfall, but the largest factors were the non-cash impairments we recognized in the third quarter on our Las Vegas land project, and at yearend on our investment at Atlantic Yards. While these impairments negatively impacted our 2013 results, they reflect our continued strategic focus on core markets and on activating our pipeline of entitled development opportunities.

"Turning to our mature portfolio, operating results continued to show considerable strength in 2013. Our apartment portfolio had a good year, with growth in Comp NOI in line with peers, following very strong growth in prior periods. Results from our retail malls continue to trend positive, both as a result of a strengthening economy as well as continued focus on a higher-productivity portfolio of centers. Performance of our office portfolio was down, impacted primarily by vacancy at One Pierrepont Plaza in Brooklyn. We expect improved performance in our office portfolio in 2014.

"We made considerable progress in 2013 on improving our balance sheet, reducing risk and building a strong, sustaining capital structure. We achieved overall debt reduction of $1.1 billion at our pro-rata share ($1.5 billion at full consolidation), going from $8.3 billion at pro-rata ($6.8 billion at full consolidation) of total debt at yearend 2012 to $7.2 billion at pro-rata ($5.3 billion at full consolidation) at yearend 2013. Within that overall reduction, we reduced corporate recourse debt by approximately $330 million and annual fixed charges by more than $25 million.

"In addition, we executed strategic partnerships with QIC to invest in and grow eight of our regional malls, and signed a definitive agreement with Greenland Group, subject to regulatory approvals, to accelerate the continued development of Atlantic Yards. We also activated new development in our core markets, including starting two projects that are part our residential development fund with the Arizona State Retirement System (ASRS). Lastly, we complet ed 10 dispositions of non-core and lower productivity assets, yielding cash proceeds of approximately $250 million."

NOI, Occupancies and Rent
Overall comparable NOI decreased 0.2 percent for the 11 months ended December 31, 2013, compared with the same 11-month period in 2012, with increases of 4.7 percent in apartments and 3.6 percent in retail, and a decrease of 6.4 percent in office.

Comparable office occupancies increased to 92.8 percent at December 31, 2013, compared with 91.9 percent at January 31, 2013. For the 11 months ended December 31, 2013, rent per square foot in new office leases increased 1.9 percent over expiring leases.

At December 31, 2013, comparable retail occupancies were 92.4 percent, up from 91.8 percent at January 31, 2013. Sales in the company's regional malls averaged $499 per square foot on a rolling 12-month basis, up from $470 per square foot at January 31, 2013, and up from $482 per square foot at October 31, 2013. Year-to-date comparable sales in the company's regional malls increased 1.4 percent, compared with results for the fourth quarter of 2012. For the 11 months ended December 31, 2013, new, same-space leases in the company's regional malls increased 17.5 percent over prior rents.

In the residential portfolio, comparable average occupancies year to date were 94.7 percent, up from 94.5 percent for the fourth quarter of 2012. For the 11 months ended December 31, 2013, average monthly residential rents for the company's comparable apartments rose to $1,301, a 3.4 percent increase compared with $1,258 at the end of fiscal 2012. Comparable average rents in the company's core markets were $1,699, a 4.2 percent increase from $1,631 at the end of 2012.

Comparable NOI, defined as NOI from stabilized properties operated in the 11 months ended December 31, 2013 and 2012, is a non-GAAP financial measure and is based on the pro-rata consolidation method, also a non-GAAP financial measure. Included in this release is a schedule that presents comparable NOI on the full-consolidation method and a reconciliation of NOI to net earnings (loss).

Debt Maturities, Financing Activity and Liquidity
Since January 31, 2013, the company has addressed, through closed loans and committed financings, a total of approximately $2.3 billion ($2.2 billion at pro-rata) of long-term maturities, including all of the $835.6 million ($1.0 billion at pro-rata) of long-term debt maturities that came due in 2013, and $1.5 billion ($1.2 billion at pro-rata) of loans maturing in future years.

In financing its real estate assets, the company uses nonrecourse mortgage debt at the property level and seeks to fix interest rates on its mortgage debt through long-term financings in order to take advantage of historically low interest rates in the current environment. At December 31, 2013, the company's overall weighted-average cost of debt decreased to 4.66 percent, compared with 5.04 percent at January 31, 2013. Fixed-rate debt represented 75 percent of total debt at December 31, 2013. The company's weighted-average life of its debt increased to 8.0 years at December 31, 2013, from 7.0 years at January 31, 2013.

At December 31, 2013, the company had $280.2 million ($311.7 million at the company's pro-rata share) in cash on its balance sheet and $440.2 million of available capacity on its bank revolving credit facility.

Project Openings and Under Construction
At December 31, 2013, Forest City had seven projects under construction at a total cost of $408.2 million at the company's pro-rata share ($406.6 million at full consolidation). They include the following projects:

In Boston, Radian (formerly 120 Kingston), a 240-unit apartment project, is expected to be completed in the second quarter of 2014.

2175 Market Street, an 88-unit apartment project in San Francisco, is expected to be completed in the third quarter of 2014.

At The Yards in Washington, D.C, Twelve12, a 218-unit apartment project with 88,000 square feet of street-level retail, is expected to open in the third quarter of 2014 and 92 percent of the retail component is leased.

3700M (formerly West Village), a 381-unit apartment project in Dallas, is expected to begin phased opening in the third quarter of 2014.

In New Haven, Connecticut, Winchester Lofts, a 158-unit adaptive reuse apartment project, is expected to be completed in the third quarter of 2014.

At B2 BKLYN, the first residential tower at Atlantic Yards, located adjacent to the Barclays Center, delivery of the project's modular apartments began in January 2014. B2 will be a 50/30/20 rental building with a total of 363 rental units: 182 market-rate, 108 middle-income, and 73 low-income units, and is anticipated to open in the fourth quarter of 2014.

During December 2013 work began at 300 Massachusetts Avenue, a 246,000-square-foot office building at University Park at MIT in Cambridge. The project is expected to be completed in the first quarter of 2016. Millennium Pharmaceuticals will be the sole tenant in the building under a 15-year lease.

Outlook
"Transformation is a ongoing process, and it requires disciplined execution and a commitment to continuous improvement," said LaRue. "We've made considerable progress, but we recognize that there is more to be done. With the improvements we have made on our balance sheet, our focus on strong core markets and products, our strategic partnerships with global real estate leaders, and our pipeline of entitled development opportunities, we believe the company is well positioned to accelerate future growth and value creation.”

Change in Fiscal Year-End
On March 29, 2012, the Board of Directors of the company approved a change to the company's fiscal year-end to December 31 from January 31, effective December 31, 2013 (the “Year-end change”). As a result, the company is presenting an 11 month period ended December 31, 2013 as its transition period (the “2013 Transition period”) in this earnings release. Due to the Year-end change, many of the differences in comparisons of the company's results are impacted by the one-month difference between the 2013 Transition period and the full years. The company believes the Year-end change is important and useful to its financial statement users to allow for increased comparability of its performance to its peers.

Corporate Description
Forest City Enterprises, Inc. is an NYSE-listed national real estate company with $9.0 billion in total assets. The company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. For more information, visit www.forestcity.net.

Supplemental Package
Please refer to the Investor Relations section of the company's website at www.forestcity.net for a supplemental package, which the company will furnish to the SEC on Form 8-K. The supplemental package includes operating and financial information for the eleven months ended December 31, 2013 and the year ended January 31, 2013, with reconciliations of non-GAAP financial measures, such as FFO, Operating FFO, NOI, comparable NOI and results prepared using the pro-rata consolidation method, to their most directly comparable GAAP financial measures.

FFO
The company uses FFO, along with net earnings (loss) to report its operating results. The majority of the company's peers in the publicly traded real estate industry are Real Estate Investment Trusts (“REITs") and report operations using FFO as defined by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO provides supplemental information about the company's operations. Although FFO is not presented in accordance with GAAP, the company believes it is necessary to understand its business and operating results, along with net earnings, the most comparable GAAP measure.

FFO is defined by NAREIT as net earnings (loss) excluding the following items, at the company's proportionate share: i) gain (loss) on disposition of rental properties, divisions and other investments (net of tax); ii) non-cash charges for real estate depreciation and amortization; iii) impairment of depreciable real estate (net of tax); iv) extraordinary items (net of tax); and v) cumulative or retrospective effect of change in accounting principle (net of tax). Net earnings (loss), the most comparable financial measure calculated in accordance with GAAP, is reconciled to FFO in the table titled Reconciliation of Net Earnings (Loss) to FFO below and in the company's supplemental package, which the company will furnish to the SEC on Form 8-K.

Operating FFO
The company defines Operating FFO as FFO, as defined by NAREIT, adjusted to exclude: i) activity related to our land held for divestiture (including impairment charges); ii) impairment of non-depreciable real estate; iii) write-offs of abandoned development projects; iv) income recognized on state and federal historic and other tax credits; v) gains or losses from extinguishment of debt; vi) change in fair market value of nondesignated hedges; vii) gains or losses on change in control of interests; viii) the adjustment to recognize rental revenues and rental expense using the straight-line method; ix) participation payments to ground lessors on refinancing of our properties; x) other transactional items; xi) the Nets pre-tax FFO; and xii) income taxes on FFO. The company believes its presentation of FFO and Operating FFO provides important supplemental information to its investors. Operating FFO may not be directly comparable to similarly titled measures reported by other companies.

Pro-Rata Consolidation Method
This press release contains certain financial measures prepared in accordance with GAAP under the full consolidation accounting method and certain financial measures prepared in accordance with the pro-rata consolidation method (non-GAAP). The company presents certain financial amounts under the pro-rata method because it believes this information is useful to investors as this method reflects the manner in which the company operates its business. In line with industry practice, the company has made a large number of investments in which its economic ownership is less than 100 percent as a means of procuring opportunities and sharing risk. Under the pro-rata consolidation method, the company presents its investments proportionate to its economic share of ownership. Under GAAP, the full consolidation method is used to report partnership assets and liabilities consolidated at 100 percent if deemed to be under its control or if the company is deemed to be the primary beneficiary of the variable interest entities ("VIE"), even if its ownership is not 100 percent. The company provides reconciliations from the full consolidation method to the pro-rata consolidation method below and throughout its supplemental package, which the company will furnish to the SEC on Form 8-K.

NOI
NOI, a non-GAAP measure, is defined as revenues (excluding straight-line rent adjustments) less operating expenses (including depreciation and amortization for non-real estate groups) plus interest income, equity in earnings (loss) of unconsolidated entities (excluding gain (loss) on disposition, gain (loss) on land held for divestiture activity, impairment, interest expense, gain (loss) on extinguishment of debt and depreciation and amortization of unconsolidated entities). The company believes NOI provides management, as well as investors, with additional information about the company's core business operations and, along with earnings, is necessary to understand the business and operating results. NOI may not be directly comparable to similarly-titled measures reported by other companies.

Comparable NOI
In addition to NOI, the company uses comparable NOI as a metric to evaluate performance of its operating rental property portfolio, specifically for multi-family, office and retail properties. This measure provides a same-store comparison of operating results of all stabilized properties that are open and operating in both periods presented. Write-offs of abandoned development projects, non-capitalizable development costs and unallocated management and service company overhead, net of tax credit income, are not directly attributable to an operating property and are considered non-comparable NOI. In addition, certain income and expense items at the property level, such as lease termination income, real estate tax assessments or rebates and participation payments as a result of refinancing transactions and NOI impacts of changes in ownership percentages, are removed from comparable NOI and are included in non-comparable NOI. Other properties and activities such as Arena, hotels, subsidized senior housing, military housing, the Nets, corporate activities and land are not evaluated on a same-store basis and the NOI from these properties and activities are considered non-comparable NOI.

Safe Harbor Language
Statements made in this news release that state the company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. The company's actual results could differ materially from those expressed or implied in such forward-looking statements due to various risks, uncertainties and other factors. Risks and factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact of current lending and capital market conditions on its liquidity, ability to finance or refinance projects and repay its debt, the impact of the current economic environment on its ownership, development and management of its commercial real estate portfolio, general real estate investment and development risks, using modular construction as a new construction methodology and investing in a facility to produce modular units, vacancies in its properties, further downturns in the housing market, competition, illiquidity of real estate investments, bankruptcy or defaults of tenants, anchor store consolidations or closings, international activities, the impact of terrorist acts, risks of owning and operating an arena, risks associated with an investment in a professional sports team, its substantial debt leverage and the ability to obtain and service debt, the impact of restrictions imposed by its credit facility and senior debt, exposure to hedging agreements, the level and volatility of interest rates, the continued availability of tax-exempt government financing, the impact of credit rating downgrades, effects of uninsured or underinsured losses, effects of a downgrade or failure of its insurance carriers, environmental liabilities, conflicts of interest, risks associated with the sale of tax credits, risks associated with developing and managing properties in partnership with others, the ability to maintain effective internal controls, compliance with governmental regulations, increased legislative and regulatory scrutiny of the financial services industry, changes in federal, state or local tax laws, volatility in the market price of its publicly traded securities, inflation risks, litigation risks, cybersecurity risks and cyber incidents, as well as other risks listed from time to time in the company's SEC filings, including but not limited to, the company's annual and quarterly reports.

Reconciliation of Net Earnings (Loss) to FFO
The table below reconciles net earnings (loss), the most comparable GAAP measure, to FFO, a non-GAAP measure.

	11 Months Ended	Year Ended
	December 31, 2013	January 31, 2013
	(in thousands)
Net earnings (loss) attributable to Forest City Enterprises, Inc.	$(5,307)	$36,425
Depreciation and Amortization—Real Estate Groups	335,597	301,437
Impairment of depreciable rental properties	95,372	35,304
Gain on disposition of full or partial interests in rental properties	(600,393)	(151,001)
Income tax expense (benefit) adjustments — current and deferred (2)
Gain on disposition of full or partial interests in rental properties	233,980	58,935
Impairment of depreciable rental properties	(36,988)	(13,692)
FFO	$22,261	$267,408

FFO Per Share - Diluted
Numerator (in thousands):
FFO	$22,261	$267,408
If-Converted Method (adjustments for interest, net of tax):
3.625% Puttable Senior Notes due 2014	—	4,438
5.000% Convertible Senior Notes due 2016	—	1,530
4.250% Convertible Senior Notes due 2018	—	9,107
3.625% Convertible Senior Notes due 2020	—	—
FFO for per share data	$22,261	$282,483
Denominator
Weighted average shares outstanding—Basic	193,465,572	172,621,723
Effect of stock options, restricted stock and performance shares	1,584,402	1,081,949
Effect of convertible preferred stock	88,637	11,414,398
Effect of convertible debt	—	33,499,503
Effect of convertible Class A Common Units	3,646,755	3,646,755
Weighted average shares outstanding - Diluted (1)	198,785,366	222,264,328
FFO Per Share	$0.11	$1.27

(1)
For the 11 months ended December 31, 2013, weighted-average shares issuable upon the conversion of convertible debt of 30,111,952 were not included in the computation of diluted FFO per share because their effect is anti-dilutive under the if-converted method. As a result, an adjustment to FFO for interest expense of $14,019,000 related to these securities is not required.

(2)	The following table provides detail of Income Tax Expense (Benefit):

	11 Months Ended	Year Ended
	December 31, 2013	January 31, 2013
	(in thousands)
Income tax expense (benefit) on FFO
Operating Earnings
Current taxes	$(75,284)	$(59,439)
Deferred taxes	(120,579)	46,824
Total income tax expense (benefit) on FFO	(195,863)	(12,615)

Income tax expense (benefit) on non-FFO
Gain on disposition of full or partial interests in rental properties
Current taxes	$81,925	$62,595
Deferred taxes	152,055	(3,660)
Total gain on disposition of full or partial interests in rental properties	233,980	58,935

Impairment of depreciable rental properties
Deferred taxes	$(36,988)	$(13,692)
Total income tax expense (benefit) on non-FFO	196,992	45,243
Grand Total	$1,129	$32,628

Reconciliation of Operating FFO to FFO - Pro-Rata Consolidation	11 Months Ended	Year Ended
	December 31, 2013	January 31, 2013
Portfolio Pre-tax FFO:	(in thousands)
Commercial Group	$(172,983)	$266,656
Residential Group	99,696	126,983
Arena	(395)	4,716
Land Group	19,173	(22,782)
Adjustments to Portfolio Pre-Tax FFO:
Net (gain) loss on land held for divestiture activity	5,324	33,463
Impairment of non-depreciable real estate	339,793	—
Write-offs of abandoned development projects and demolition costs	40,401	26,575
Tax credit income	(21,580)	(22,317)
(Gain) loss on extinguishment of portfolio debt	(22,558)	(7,529)
Change in fair market value of nondesignated hedges	4,055	(12,823)
Net gain on change in control of interests	(2,762)	(4,064)
Straight-line rent adjustments	(20,489)	(15,159)
Participation payments	2,801	1,716
Non-outlot land sales	(8,927)	(36,484)
Adjustments to Portfolio Pre-Tax FFO subtotal	316,058	(36,622)
Portfolio Pre-tax Operating FFO	261,549	338,951
Corporate Group Pre-tax FFO	(116,291)	(116,108)
Loss on extinguishment of debt - Corporate Group	18,107	789
Operating FFO	163,365	223,632
Nets Pre-tax FFO	(2,802)	(4,672)
Add back adjustments to Portfolio Pre-Tax FFO above	(316,058)	36,622
Add back loss on extinguishment of debt - Corporate Group	(18,107)	(789)
Income tax benefit (expense) on FFO	195,863	12,615
FFO	$22,261	$267,408

Operating FFO Per Share - Diluted
Numerator (in thousands):
Operating FFO	$163,365	$223,632
If-Converted Method (adjustments for interest, pre-tax):
3.625% Puttable Senior Notes due 2014	2,083	7,250
5.00% Convertible Senior Notes due 2016	2,292	2,500
4.25% Convertible Senior Notes due 2018	13,635	14,877
3.625% Convertible Senior Notes due 2020	4,891	—
Operating FFO for per share data	$186,266	$248,259

Denominator
Weighted average shares outstanding - Diluted (1)	228,897,318	222,264,328
Operating FFO Per Share	$0.81	$1.12

(1)
Includes dilutive securities of 30,111,952 for the 11 months ended December 31, 2013, for the computation of Operating FFO per share because their effect is dilutive under the if-converted method, which securities were not included in the computation of diluted FFO per share because their effect was anti-dilutive.

Reconciliation of Net Operating Income (non-GAAP) to Net Earnings (Loss) (GAAP) (in thousands)

	11 Months Ended December 31, 2013					11 Months Ended December 31, 2012
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)
Net operating income	$544,918	$36,018	$—	$16,141	$525,041	$599,722	$21,085	$—	$41,460	$620,097
Interest expense	(292,324)	(25,582)	(98,608)	(4,725)	(370,075)	(236,287)	(14,151)	(98,625)	(14,547)	(335,308)
Interest expense of unconsolidated entities	(98,608)	—	98,608	—	—	(98,625)	—	98,625	—	—
Gain (loss) on extinguishment of debt	4,549	—	(62)	(36)	4,451	6,807	(603)	(1,313)	(464)	5,633
Gain (loss) on extinguishment of debt of unconsolidated entities	(62)	—	62	—	—	(1,313)	—	1,313	—	—
Equity in (earnings) loss of unconsolidated entities, including impairment	(109,163)	503	113,100	—	3,434	(41,937)	(347)	42,909	—	1,319
Net gain (loss) on land held for divestiture activity	(7,382)	(720)	1,338	—	(5,324)	(4,457)	3,754	(42,606)	—	(50,817)
Net gain (loss) on land held for divestiture activity of unconsolidated entities	1,338	—	(1,338)	—	—	(42,606)	—	42,606	—	—
Net gain (loss) on disposition of rental properties and partial interests in rental properties	496,092	—	68,430	35,871	600,393	—	—	51,066	100,347	151,413
Gain (loss) on disposition of unconsolidated entities	68,430	—	(68,430)	—	—	51,066	—	(51,066)	—	—
Impairment of consolidated and unconsolidated real estate	(475,555)	(62,909)	—	(22,519)	(435,165)	(30,660)	—	(390)	(4,254)	(35,304)
Impairment of unconsolidated real estate	—	—	—	—	—	(390)	—	390	—	—
Depreciation and amortization—Real Estate Groups (a)	(274,715)	(17,698)	(71,769)	(6,811)	(335,597)	(192,245)	(8,057)	(74,064)	(16,678)	(274,930)
Amortization of mortgage procurement costs	(8,561)	(619)	(2,921)	(290)	(11,153)	(10,186)	(468)	(3,025)	(1,130)	(13,873)
Depreciation and amortization of unconsolidated entities	(74,690)	—	74,690	—	—	(77,089)	—	77,089	—	—
Straight-line rent adjustment	19,804	—	—	685	20,489	12,222	—	—	1,349	13,571
Earnings (loss) before income taxes	(205,929)	(71,007)	113,100	18,316	(3,506)	(65,978)	1,213	42,909	106,083	81,801
Income tax benefit (expense)	9,334	—	—	(10,463)	(1,129)	13,291	—	—	(46,382)	(33,091)
Net gain on change in control of interests	2,762	—	—	—	2,762	6,766	2,702	—	—	4,064

Equity in earnings (loss) of unconsolidated entities, including impairment of depreciable real estate, gross of tax	107,825	(503)	(111,762)	—	(3,434)	84,543	347	(85,515)	—	(1,319)
Net gain (loss) on land held for divestiture activity of unconsolidated entities, gross of tax	1,338	—	(1,338)	—	—	(42,606)	—	42,606	—	—
	109,163	(503)	(113,100)	—	(3,434)	41,937	347	(42,909)	—	(1,319)
Earnings (loss) from continuing operations	(84,670)	(71,510)	—	7,853	(5,307)	(3,984)	4,262	—	59,701	51,455
Discontinued operations, net of tax	13,880	6,027	—	(7,853)	—	61,074	1,373	—	(59,701)	—
Net earnings (loss)	(70,790)	(65,483)	—	—	(5,307)	57,090	5,635	—	—	51,455
Noncontrolling interests
(Earnings) loss from continuing operations attributable to noncontrolling interests, gross of tax	71,510	71,510	—	—	—	(4,262)	(4,262)	—	—	—
Earnings from discontinued operations attributable to noncontrolling interests	(6,027)	(6,027)	—	—	—	(1,373)	(1,373)	—	—	—
	65,483	65,483	—	—	—	(5,635)	(5,635)	—	—	—
Net earnings (loss) attributable to Forest City Enterprises, Inc.	$(5,307)	$—	$—	$—	$(5,307)	$51,455	$—	$—	$—	$51,455
Preferred dividends and inducements of preferred stock conversion	(185)	—	—	—	(185)	(32,129)	—	—	—	(32,129)
Net earnings (loss) attributable to Forest City Enterprises, Inc. common shareholders	$(5,492)	$—	$—	$—	$(5,492)	$19,326	$—	$—	$—	$19,326
(a) Depreciation and amortization—Real Estate Groups	$274,715	$17,698	$71,769	$6,811	$335,597	$192,245	$8,057	$74,064	$16,678	$274,930
Depreciation and amortization—Non-Real Estate	4,474	—	—	—	4,474	2,799	—	—	—	2,799
Total depreciation and amortization	$279,189	$17,698	$71,769	$6,811	$340,071	$195,044	$8,057	$74,064	$16,678	$277,729

	Net Operating Income (in thousands)
	11 Months Ended December 31, 2013				11 Months Ended December 31, 2012				% Change
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Pro-Rata Consolidation (Non-GAAP)
Commercial Group
Retail
Comparable	$187,341	$3,671	$—	$183,670	$181,317	$3,953	$—	$177,364	3.3%	3.6%
Total	205,243	2,832	6,664	209,075	219,246	7,714	10,793	222,325
Office Buildings
Comparable	201,724	8,654	—	193,070	214,058	7,683	—	206,375	(5.8)%	(6.4)%
Total	216,009	13,220	4,905	207,694	216,839	7,868	15,226	224,197
Hotels	1,391	—	2,628	4,019	4,083	—	6,948	11,031
Land Sales (1)	9,514	—	1,310	10,824	38,545	—	1,656	40,201
Write-offs of abandoned development projects and demolition costs	(33,188)	—	—	(33,188)	(13,044)	—	—	(13,044)
Other (2)	(31,764)	(1,052)	212	(30,500)	(4,241)	(195)	1,250	(2,796)
Total Commercial Group
Comparable	389,065	12,325	—	376,740	395,375	11,636	—	383,739	(1.6)%	(1.8)%
Total	367,205	15,000	15,719	367,924	461,428	15,387	35,873	481,914
Arena	31,511	15,093	—	16,418	(2,827)	(579)	—	(2,248)
Residential Group
Apartments
Comparable	140,004	2,372	—	137,632	133,890	2,442	—	131,448	4.6%	4.7%
Total	150,926	3,551	220	147,595	141,880	3,391	5,169	143,658
Subsidized Senior Housing	13,887	581	—	13,306	18,465	354	—	18,111
Military Housing	20,931	561	—	20,370	26,532	914	—	25,618
Land Sales	224	—	—	224	—	—	—	—
Write-offs of abandoned development projects	(7,019)	—	—	(7,019)	(710)	—	—	(710)
Other (2)	(10,142)	(1,931)	202	(8,009)	(4,311)	(625)	418	(3,268)
Total Residential Group
Comparable	140,004	2,372	—	137,632	133,890	2,442	—	131,448	4.6%	4.7%
Total	168,807	2,762	422	166,467	181,856	4,034	5,587	183,409
Total Rental Properties
Comparable	529,069	14,697	—	514,372	529,265	14,078	—	515,187	0.0%	(0.2)%
Total	567,523	32,855	16,141	550,809	640,457	18,842	41,460	663,075
Land Development Group	27,704	3,163	—	24,541	14,743	2,243	—	12,500
The Nets	(2,802)	—	—	(2,802)	(5,256)	—	—	(5,256)
Corporate Activities	(47,507)	—	—	(47,507)	(50,222)	—	—	(50,222)
Grand Total	$544,918	$36,018	$16,141	$525,041	$599,722	$21,085	$41,460	$620,097

(1)	Includes $8,927 and $36,484 of NOI generated from certain non-outlot land sales at full and pro-rata consolidation for the 11 months ended December 31, 2013 and 2012, respectively.

(2)	Includes non-capitalizable development costs and unallocated management and service company overhead, net of tax credit income.